Streamedia Communications
39 Broadway, Suite 2704
NY, NY 10006


Re:      OFFER OF EMPLOYMENT
         VP -- Strategic Development

Dear Gayle Essary:

It is our pleasure to extend an offer of full-time employment as Vice President of Strategic Development for Streamedia Communications Inc. ("Streamedia"). In this capacity you will report to Streamedia's Chief Executive Officer. You will be stationed, and split working hours as appropriate, between our several New York area corporate offices. Your start date as an employee will be September 19, 1998, and your appointment as Vice President of Strategic Development will be effective on September 19, 1998.


A.       Compensation

In consideration of your providing your best managerial, planning and financial efforts, Streamedia will provide you:

1. A monthly baseline salary of $7000.00. Payroll will be distributed semi-monthly in the week following the end of the pay period.
2. Company health, life, dental, holiday, vacation and other benefits and benefit options on the same terms provided to all employees.
3. Option to participate in the 401K plan, executive option plans, and other employee benefit plans in accordance with the terms and conditions of those plans.
     4. Streamedia Communications, Inc. incentive common stock options in accordance with Streamedia's incentive stock option plan, pursuant to its expected implementation during the 1Q of FY99, and an additional quantity of incentive common stock options upon completion and implementation of all administration and operational issues set forth hereunder (those which are detailed in Section B-1), valued at the market value of Streamedia's common stock on the date of the grant. The precise terms of the Streamedia incentive stock option plans will be set by an Executive Compensation Committee authorized by the Streamedia Board of Directors for such purpose. In no case shall the aggregate value of the initial grant of incentive stock options on the date of the grant represent less than $100,000.00 worth of Streamedia stock priced at market value on the date of the grant.
5. Participation in an executive-level goals and objectives bonus program following your first year of employment. The exact circumstances if this bonus program will be mutually determined during the first fiscal quarter of 1999.
6. An allowance for personal financial planning and accounting to be mutually determined within 60 days following the completion of the initial round of corporate financing. Retroactive reimbursements will, upon approval, be authorized.



7. An automobile allowance to be mutually determined no later than 60 days following the completion of the initial round of corporate financing. Retroactive reimbursements will, upon approval, be authorized.
8. A non-accountable expense allotment of $250.00 per month.


B.    Duties and Responsibilities


You will have responsibility for:

1. Participation in the establishment of strategic marketing plans to achieve corporate objectives for products and services by performing activities personally or through subordinate supervisors.
2. Directing, planning, and coordinating activities of one or more departments, as assigned, and assisting the Chief Executive Officer in formulating and administering organization policies.
3. Building partnerships and business relationships with other content and technology providers in order to acquire multimedia content.
4. Assisting the CEO in the evaluation of Corporate Acquisition Strategies.
5. Identifying and researching acquisition and strategic partnership candidates. Coordinating the implementation of any such initiatives as may develop by assisting the Chief Executive Officer and Chief Financial Officer during negotiation processes.
6. Research, analysis, and the monitoring of financial, technological, and demographic factors to capitalize on market opportunities and minimize effects of competitive activity.
7. Assisting in the planning and oversight of advertising and promotion activities including print, online, electronic media, and direct mail.
8. Evaluating and recommending distribution channel development programs.
9. Develop and recommend product positioning and pricing strategy to produce the highest possible long-term market share and profitability.
10. Establishing and maintaining relationships with influential industry personalities and newsmakers, and key community and strategic partners.
11. Editing proposals, or writing proposals for original publication and program concepts, and submitting proposals for review of publications, programming, financial, and other departmental personnel.
12. Participating in selection of new employees; researchers, consultants, producers, and on-air personalities to facilitate development of program ideas.
13. Participating in the development of intermediate and long range planning sessions with other members of Executive committees.
14. Performing other such work as Streamedia's CEO may direct.



B-1 Following are several specific projects which have been identified as requiring somewhat immediate attention. Beginning these important projects during your initial stages of employment may be helpful not only to get these projects underway promptly, but to gain a familiarity with the processes and procedures which are currently in place, and to serve as a efficient vehicle for their evaluation.

1. The launch of BusinessBroadcast.com, and its subsequent development as a revenue producing facet of Streamedia.
2.        Establishment of Broadcast Facilities in New York City.
3. The development and launch of the eWireNews web site and direct delivery systems, and the transition from an operating facet of Streamedia to a revenue-producing facet of Streamedia.
4. Assisting in Executive and staff-development planning and talent searches.
5. Identifying, researching, and strategizing the development of a third broad center of Streamedia revenue, such as, but not limited to, an additional broadcast website, per corporate plans to develop a horizontally-integrated suite of focused broadcast and information portals.
6. Assist in the negotiation of agreements with representatives of other organizations for exchange of mailing lists, information, and cooperative programs.




C.       AUTHORITY

The Vice President of Strategic Development shall have authority to:

1. Review and provide recommendations for operating budget for all Streamedia operations.
2. Establish prices and review contracts for all branch services, both those performed in-house and those subcontracted.
3.        Direct subordinates across the enterprise.
4. Represent Streamedia's President as directed, or in his incapacity.


D.       EXPENSES

Your expenses associated with business travel, entertainment and other proper business purposes will be reimbursed in accordance with company expense reimbursement procedures and policies. A cellular, digital, or other such phone service shall, at your request, be provided for your exclusive corporate use.


E.       EXEMPT POSITION

Streamedia's  regular  office  hours are 8:00 a.m. to 5:00 p.m.  Monday  through
Friday. You will be able to participate in a flextime program to meet the demands of your position. As a salaried administrative, executive and professional position, Streamedia considers this position a high-level executive exempt position, and you are not authorized to work overtime hours and you will not be entitled to overtime pay. If you have questions concerning this or any other term of this offer, we urge you to contact an attorney and to immediately notify Streamedia so that appropriate adjustments can be made.

F.       NON DISCLOSURE/NON SOLICITATION

While you are employed by Streamedia or its  affiliates  and for a period of one
(1) year after your employment ends for any reason, you agree not to use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than Streamedia or its affiliates, any information regarding the business methods,  business  policies,  procedures,  techniques,  research or development projects or results, trade secrets, customers or clients or any other confidential information relating to or dealing with the business operations of Streamedia made known to you or learned or acquired by you while employed by Streamedia.

You further agree that, while you are employed by Streamedia and for a period of one (1) year after your employment ends for any reason: (1) you will neither hire nor directly induce or attempt to influence any employee of Streamedia or its affiliates to terminate such employment; and (2) within any geographical area in which you have actively and substantially provided services for Streamedia, you will not, directly or indirectly on behalf of yourself or any third party, make any sales contact with, or solicit or accept business from any customers of Streamedia or its affiliates who were customers of Streamedia or its affiliates during the term of your employment, provided however, that this restriction shall apply only to products or services which are competitive with those of Streamedia of its affiliates.




G.        TERM OF EMPLOYMENT

Following the first 90 days after the start of this agreement, this agreement is cancelable by you following a 30-day written notice. Following the first 90 days after the start of this agreement, this agreement is only cancelable by Streamedia for due cause. Due cause shall consist of a failure to carry out Board or Supervisor directives, or fiscal misfeasance.

We look forward to your joining us here at Streamedia and the contributions you will make. We expect this to be a mutually rewarding relationship. If this offer is acceptable, please sign and return the original to me.


Sincerely,

Streamedia Communications, Inc.                      ACCEPTED BY:




 ___________________________
                                            Date               Date
James Rupp, CEO